Exhibit 99.1

CLEAR CHANNEL COMMUNICATIONS ANNOUNCES STOCK PURCHASE PROGRAM FOR

CLASS A COMMON STOCK OF CLEAR CHANNEL OUTDOOR AND CC MEDIA HOLDINGS

SAN ANTONIO, TEXAS—August 9, 2010—Clear Channel Communications, Inc. announced today that its board of directors has approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of the Class A common stock of its indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (NYSE: CCO), and/or its indirect parent, CC Media Holdings, Inc. (OTCBB: CCMO).

Under the program, purchases may be made in amounts, at prices and at such times as Clear Channel Communications or its subsidiaries deem appropriate, all subject to market conditions and other considerations. The purchases may be made in the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in privately negotiated transactions, pursuant to a trading plan under Rule 10b5-1 of the Exchange Act or otherwise. Any purchases will be funded from available cash on hand. The program does not obligate Clear Channel Communications or its subsidiaries to acquire any particular amount of Clear Channel Outdoor’s Class A common stock and/or CC Media Holdings’ Class A common stock, and the program may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion.

Clear Channel Communications does not intend for purchases under the program to cause Clear Channel Outdoor’s Class A common stock to be delisted from the NYSE or cause the Class A common stock of Clear Channel Outdoor or CC Media Holdings to be deregistered with the Securities and Exchange Commission.

As of August 5, 2010, Clear Channel Outdoor had approximately 40,931,673 shares of Class A common stock outstanding and CC Media Holdings had approximately 23,418,287 shares of Class A common stock outstanding. Clear Channel Communications, through one of its subsidiaries, is the beneficial owner of 315,000,000 shares of Clear Channel Outdoor’s Class B common stock, representing approximately 88.5% of the total outstanding shares of common stock and approximately 99% of the voting power of Clear Channel Outdoor. CC Media Holdings, through its subsidiaries, is the beneficial owner of all of the outstanding common stock of Clear Channel Communications.

About Clear Channel Communications

Clear Channel Communications, Inc. is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com.

Forward Looking Statements

Certain statements in this release could constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Other key risks are described in the Clear Channel Communications’ reports filed with the Securities and Exchange Commission. Except as otherwise stated in this news announcement, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Contact:

Randy Palmer

Director of Investor Relations

210-822-2828